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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 24, 1997


                             QUARTERDECK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    Delaware                    0-19207                      95-4320650
 (STATE OR OTHER           (COMMISSION FILE               (I.R.S. EMPLOYER
 JURISDICTION OF                NUMBER)                  IDENTIFICATION NO.)
  INCORPORATION)


              13160 Mindanao Way, Marina del Rey, California 90292
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (310) 309-3700


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ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

        On September 24, 1997, Quarterdeck Corporation (the "Company") received a conversion notice from the holder of its Series B Convertible Preferred Stock, stated value $100 per share (the "Series B Preferred Stock"), exercising the right to convert 40,000 shares of the Series B Preferred Stock at a Conversion Price of $2.693 into 1,485,332 shares of the Company's Common Stock, par value $.001 per share ("Common Stock"). In addition, on September 30, 1997, the Company received a conversion notice from such holder exercising the right to convert 10,000 shares of Series B Preferred Stock at a conversion price of $2.7282 into 366,542 shares of Common Stock. Such conversions have been effected by the Company pursuant Section 3(a)(9) of the Securities Act of 1933, as amended (the "Act"), in that such converted shares of Series B Preferred Stock were exchanged by the issuer with its existing security-holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, and/or Regulation S of the Act.

        In addition, as previously reported in the Company's Current Report on Form 8-K dated September 30, 1997, on September 30, 1997, for ten million dollars, the Company repurchased, at par, all of the outstanding shares of Series B Preferred Stock and canceled warrants to purchase 800,000 shares of the Company's Common Stock owned by the holder of the Series B Preferred Stock. As a result the conversions and repurchase, no shares of Series B Preferred Stock remain outstanding as of the date hereof.


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                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  QUARTERDECK CORPORATION, a
                                  Delaware corporation



                                  By:    /s/ Frank R. Greico
                                     -------------------------------------------
                                  Name:  Frank R. Greico
                                  Title: Senior Vice President and Chief
                                         Financial Officer


                                 October 7, 1997